Exhibit 99.1

Beam Therapeutics Expands its Board of Directors with Appointment of Chirfi Guindo, Global Biopharma Strategy and Commercial Leader

Cambridge, Mass., December 4, 2024 – Beam Therapeutics Inc. (Nasdaq: BEAM), a biotechnology company developing precision genetic medicines through base editing, today announced the appointment of Chirfi Guindo, chief marketing officer of Human Health at Merck & Co., Inc., to its board of directors. Mr. Guindo is a seasoned executive in the pharmaceutical industry and has been a key leader at Merck for more than 25 years, where he held senior executive roles spanning global strategy, commercial operations and leadership in healthcare solutions.

“We are thrilled to welcome Chirfi to our board, bringing in yet another exceptionally talented and experienced biopharma leader to our team,” said John Evans, chief executive officer at Beam. “Chirfi’s strategic insight has been instrumental in driving innovation and expanding access to medicines, improving health outcomes for patients across both developed and emerging regions. His diverse expertise and visionary approach will be invaluable as we continue to drive toward sustainable growth and work to deliver potentially transformative one-time therapies to patients.”

“I am honored to join Beam at such a transformative moment in its journey,” said Mr. Guindo. “The company’s pioneering work in base editing has the potential to revolutionize our industry’s approach to genetic medicine, offering lifelong hope to patients facing conditions previously thought untreatable. I am eager to collaborate with the talented team at Beam to help amplify its groundbreaking science, build a leading company in genetic medicine, and help change the course of treatment for many serious diseases.”

Mr. Guindo is a global product strategy and commercial expert and currently serves as chief marketing officer, Human Health for Merck. He is responsible for leading the development and implementation of the company’s long-term strategy for its Human Health portfolio spanning oncology, vaccines, pharmaceutical and pipeline products. Prior to this role, Mr. Guindo was executive vice president and head of global product strategy and commercialization at Biogen. Before joining Biogen in 2017, Mr. Guindo began his Merck career in 1990 and spent more than 25 years in finance, sales, commercial and marketing roles of increasing responsibility in the U.S. and globally. He led global marketing for Merck’s HIV portfolio and also led Merck’s Human Health businesses in Canada, the Netherlands and South Africa. Guindo has been recognized for developing strong talent, forging innovative public-private partnerships and elevating the profile of Merck as a patient-focused company. Mr. Guindo is a graduate of Ecole Centrale de Paris with a degree in Engineering and earned a Master of Business Administration from New York University’s Stern School of Management.

About Beam Therapeutics

Beam Therapeutics (Nasdaq: BEAM) is a biotechnology company committed to establishing the leading, fully integrated platform for precision genetic medicines. To achieve this vision, Beam has assembled a platform that includes a suite of gene editing and delivery technologies and is in the process of building internal manufacturing capabilities. Beam’s suite of gene editing technologies is anchored by base editing, a proprietary technology that is designed to enable precise, predictable and efficient single base changes, at targeted genomic sequences, without making double-stranded breaks in the DNA. This has the potential to enable a wide range of potential therapeutic editing strategies that Beam is using to advance a diversified portfolio of base editing programs. Beam is a values-driven organization committed to its people, cutting-edge science, and a vision of providing life-long cures to patients suffering from serious diseases.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements related to: the contributions Mr. Guindo may make in his role with the company; the therapeutic applications and potential of our technology; and our ability to develop life-long, curative, precision genetic medicines for patients through base editing. Each forward-looking statement is subject to important risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including, without limitation, risks and uncertainties related to: our ability to develop, obtain regulatory approval for, and commercialize our product candidates, which may take longer or cost more than planned; our ability to raise additional funding, which may not be available; the uncertainty that our product candidates will receive regulatory approval necessary to initiate human clinical studies; that preclinical testing of our product candidates and preliminary or interim data from preclinical studies and clinical trials may not be predictive of the results or success of ongoing or later clinical trials; that initiation and enrollment of, and anticipated timing to advance, our clinical trials may take longer than expected; that our product candidates may experience manufacturing or supply interruptions or failures; risks related to competitive products; and the other risks and uncertainties identified under the headings “Risk Factors Summary” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and in any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Contacts:

Investors:

Holly Manning

Beam Therapeutics

hmanning@beamtx.com

Media:

Dan Budwick

1AB

dan@1abmedia.com